SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            Form 8-K

       Current Report Pursuant to Section 13 or 15(d) of
                   the Securities Act of 1934


Date of Report (date of earliest event reported): October 9, 2000

                          AMG OIL LTD.
     (Exact name of registrant as specified in its charter)


Nevada                   000-30087            N/A
(State or other          (Commission          (I.R.S. Employer
jurisdiction              File Number)         Identification No.)
of incorporation)


      Suite 700, 700 - 6th Avenue, SW Calgary, AB, T2P-0T8
                (Address of Principal Executive
                  Offices, including Zip Code)

                         (403) 531-9718
                (Registrant's Telephone Number,
                      including Area Code)



 (Former name or former address, if changed since last report)

Item 5.  Other Events.

On October 9, 2000, AMG Oil Ltd. (the "Company") entered into a farm out agreement with Orion Exploration Limited "Orion," a subsidiary of the Orion Group. Pursuant to the agreement Orion will earn a 10% interest in PEP 38256 by reimbursing the Company for a portion of past exploration costs, and by contributing 20% to the cost of drilling both the Ealing-1 and Arcadia-1 wells. After taking into account Orion's contribution, the Company will be responsible for funding 80% of the costs associated with drilling the Ealing-1 and Arcadia-1 exploration wells, the total of which to the Company is estimated to be $1.55 million. At present the Company has sufficient funding to drill the first of the two wells and thereby satisfy the conditions attached to the grant of the PEP 38256 from the New Zealand government. However, under the terms of an option agreement granted to Company by the operator of permit, Indo-Pacific Energy Ltd., the Company agreed to fund the drilling of two wells in order to earn an 80% interest in the permit. At present the Company does not have sufficient funds to pay for the second exploration well. Should the Company fail to raise the funds necessary to pay for the second exploration well, it will be in default of its obligations to Indo-Pacific Energy Ltd, which would seek to recover the funds owing, would not assign the 50% interest to be earned by AMG in the permit, and could take action under the default provisions of the joint venture agreement, with respect to the equity presently held by AMG Oil.

The Orion Group is a privately owned, diversified energy distributor and technology investment company. Its major business is in the distribution of electricity in the Canterbury region of New Zealand, an area incorporating the city of Christchurch. There is no affiliation between the Orion Group and the Company.

Item 7(c). Exhibits.

List of Exhibits

Exhibit No.         Exhibit Description Page No

99.1                Farm Out  Agreement amongst AMG Oil Ltd and
                    Orion Exploration Limited dated October 9,
                    2000;










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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   AMG OIL LTD.



Date: October 23, 2000             By:/s/ Cameron Fink
                                   Cameron Fink, President